As filed with the Securities and Exchange Commission on December 22, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FMC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-0479804 (I.R.S. Employer Identification No.)

1735 Market Street

Philadelphia, PA 19103

(Address of Principal Executive Offices)

FMC Corporation Savings and Investment Plan

(Full Title of the Plan)

Andrea E. Utecht, Esq.

Vice President, General Counsel and Secretary

FMC Corporation

1735 Market Street

Philadelphia, PA 19103

(Name and Address of Agent For Service)

(215) 299-6000

(Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications to:

Peter S. Sartorius, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered	Proposed maximum offering price per share	Proposed maximum Aggregate offering price	Amount of registration fee

Common Stock, $0.10 per share	3,000,000	$32.58(1)	$97,740,000(1)	$7,907.16(1)

(1)	Estimated pursuant to Paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of the Company’s Common Stock on December 17, 2003, as reported on The New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, as filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this registration statement by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on May 12, 1986 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

All documents that we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded will not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the “GCL”), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Article XI of the Registrant’s Restated By-Laws provides that the Registrant shall indemnify its directors and officers to the full extent permitted by Section 145 of the GCL. The Registrant’s Restated Certificate of Incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except (i) for any breach of the directors’ duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the GCL or (iv) for transactions from which directors derive improper personal benefit.

The Registrant maintains directors’ and officers’ liability insurance coverage.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Description

5.1	Opinion of Andrea E. Utecht as to the legality of the shares being registered
15.1	Letter of KPMG LLP regarding unaudited interim financial information
23.1	Consent of KPMG LLP
23.2	Consent of Andrea E. Utecht (contained in the opinion of counsel filed as Exhibit 5.1)
24	Power of Attorney

In accordance with Item 8 of Form S-8, the legal opinion contained in Exhibit 5.1 does not address compliance with the requirements of ERISA as the Registrant undertakes that the Plan and any amendments thereto have been or will be submitted to the Internal Revenue Service (the “IRS”) in a timely manner and all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code have been or will be made.

Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on this 19th day of December, 2003.

FMC CORPORATION

By:	W. KIM FOSTER
W. Kim Foster
Senior Vice President and Chief Financial Officer

Each of W. Kim Foster and Graham R. Wood, in so signing below makes, constitutes and appoints W. Kim Foster, Thomas C. Deas, Jr. and Andrea E. Utecht, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

* William G. Walter	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2003

W. KIM FOSTER W. Kim Foster	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 19, 2003

GRAHAM R. WOOD Graham R. Wood	Vice President and Controller (Principal Accounting Officer)	December 19, 2003

* B.A. Bridgewater, Jr.	Director	December 19, 2003

* Patricia A. Buffler	Director	December 19, 2003

* Edward J. Mooney	Director	December 19, 2003

* G. Peter D’Aloia	Director	December 19, 2003

* Enrique J. Sosa	Director	December 19, 2003

* William F. Reilly	Director	December 19, 2003

* James R. Thompson	Director	December 19, 2003

* C. Scott Greer	Director	December 19, 2003

*	W. Kim Foster, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

W. KIM FOSTER
W. Kim Foster, as attorney-in-fact for the above noted individuals

FMC CORPORATION

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Andrea E. Utecht as to the legality of the shares being registered
15.1	Letter of KPMG LLP regarding unaudited interim financial information
23.1	Consent of KPMG LLP
23.2	Consent of Andrea E. Utecht (contained in the opinion of counsel filed as Exhibit 5.1)
24	Power of Attorney